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                                                                   EXHIBIT 10.23


                           COMMUNITY BANCSHARES, INC.
                      NONQUALIFIED STOCK OPTION AGREEMENT


         THIS AGREEMENT is made and entered into as of the 28th day of March, 1996, by and between Community Bancshares, Inc. (the "Corporation") and Bishop
K. Walker, Jr. (the "Optionee").

                              W I T N E S S E T H

         The Board of Directors of the Corporation (individually and collectively, herein referred to as the "Board") as of March 28, 1996, approved the grant to the Optionee of awards under the Plan and established the terms and conditions of such awards, as contained in this Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         1.      Grant of Option.

         The Optionee shall have the right and option to purchase on the terms and conditions set forth herein and in the Plan, all or any part of an aggregate of 13,500 shares of Corporation $.10 par value common stock ("Common Stock") at the purchase price of $20.00 per share (the "Option Price"). The Option Price is 100% of the fair market value of the Common Stock on the date of the grant of the option covered by this Agreement.

         It is expressly understood and agreed that this Option is not, and shall not be treated as, an "Incentive Stock Option" as defined in the Plan or in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") and that this Option is and shall be a Nonqualified Stock Option (as defined in the Amended Plan). Upon exercise, the difference between the fair market value on the date of exercise and the option price (the "Differential") may subject the Optionee to income tax liability. The extent the Optionee incurs Federal and state income tax liability as a result of such Differential, Bancshares shall, pursuant to, and to the extent provided
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in Section 11 of the Amended Plan, pay the amount of the federal and state income tax liability resulting from such Differential to the Optionee in cash at the time of exercise, provided the Optionee provides written notice of such exercise. Bancshares and the Optionee shall agree on the amount of the Differential.

         2.      Exercise.

         (a) The Option covered by this Agreement may be exercised by the Optionee from time to time, in whole or in part, beginning on April 1, 1996 and ending on March 31, 2001.

         (b) The foregoing provisions of Section 2(a) notwithstanding, an option may be exercised in whole or in part in the event (1) the Corporation's shareholders approve (an "Approved Transaction") (i) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation pursuant to which shares of common stock would be converted into cash, securities or other property other than a merger of the Corporation in which the holders of common stock immediately prior to the merger have the same proportion of ownership of common stock of the surviving corporation of the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, or the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, (2) a tender exchange offer (an "Offer") other than one made by the Corporation is made for shares of common stock (or securities convertible into common stock ) and such Offer results in a portion of such securities being purchased and the offeror after the consummation of the Offer is the "beneficial owner" directly or indirectly of at least 25% of the outstanding shares of common stock. Any of the events described in this Section 2(b) shall be a "Change in Control" for purposes of this Agreement. Upon such a Change in Control, the options granted hereunder may be exercised during the period beginning on the first day following either (i) the date of the Corporation's shareholders' vote to adopt or approve such a transaction or (ii) the date of commencement of an Offer, an ending in either case on the 30th day following such date.






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         (c)     The method of exercise of the option shall be by giving
written notice to the Corporation. Payments shall be made at the time of exercise and shall be in cash or in shares of Common Stock. In the event payment is made in shares of Common Stock, such shares shall be valued at their fair market value on the date of exercise.

         3.      Nonqualified Stock Option.

         This option is a nonqualified option, not an incentive stock option within the meaning of Section 422A(b) of the Internal Revenue Code of 1986, as amended (the "Code").

         4.      Rights as Shareholder.

         No option granted hereunder shall entitle the holder thereof to any rights as a shareholder in the Corporation with respect to any shares to which the option relates until such shares have been paid for in full and issued.

         5.      Restrictions on Transfer of Shares.

         The Optionee hereby agree for himself and his legal and personal representative, heirs and distributees, that if a registration statement covering the shares issuable upon exercise of any option hereunder is not effective under the Securities Act of 1933, as amended (the "Act") and applicable state securities and blue sky laws ("State Acts") at the time of such exercise, then all shares of Common Stock then received or purchased upon such exercise shall be acquired for investment, and that the notice of exercise delivered to the Corporation shall be accompanied by a representation in writing substantially in the form attached as Exhibit A hereto and signed by the Optionee or his legal representative, heirs or distributees, as the case may be, to the effect that the shares are being acquired in good faith for investment and not with a view to distribution thereof. Any shares so acquired may be deemed "restricted securities" under Rule 144 as promulgated by the Securities and Exchange Commission under the Act, as the same may be amended or replaced, and subject to restrictions upon sale or other disposition. Such shares






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shall also be restricted by applicable State Acts and by the provisions of
Section 9 hereof. All certificates issued in respect of shares of Common Stock purchased pursuant to this option shall bear appropriate restrictive legends, and appropriate transfer restrictions will be placed in the Corporation's stock transfer records.

         6.      Registration of Shares.

         If at any time the Board shall determine that the listing, registration or qualification of any shares subject to this option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body is necessary or desirable as a condition of or in connection with the issuance or purchase of shares hereunder, this option may not be exercised in whole or in part unless such listing,registration, qualification, consent or approval has been effected or obtained. The Board shall use its best efforts to obtain within a reasonable time consistent with the Corporation's periodic financial reports, at the Corporation's expense, any such listing, registration, qualification, consent or approval reasonably necessary to the issuance or purchase of the shares subject to this option. The foregoing notwithstanding, if any such issuance or purchase may be effected through transactions exempt from such registration, qualification, listing, consent or approval, then the Corporation shall have only the obligation to issue such shares pursuant to any available exemption, and shall have no duties to register, qualify or list such shares.

         7.      Transfer of Rights.

         This option is not transferable except by will or the laws of descent and distribution and shall be exercisable during the Optionee's lifetime only by the Optionee. To the extent exercisable at the death or disability of the Optionee, this option may be exercised only by the Optionee, any legal custodian or guardian of the Optionee, by his estate or by the person or persons entitled to the option under his will or the laws of descent and distribution, as appropriate within one year after the date of disability of the Optionee, and upon death, through the expiration date of the option if death occurs during the time this option was exercisable and not after the Optionee became disabled. For this purpose, the Optionee shall be considered to





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be disabled if the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can by expected to last for a continuous period of not less than twelve months. This option or any unexercised portion thereof shall expire 60 days after termination of the Optionee's employment with the Corporation and its subsidiaries for any reason other than death or disability. Nothing contained in this Section 7 shall extend the time period set forth in Section 2(a) during which the option can be exercised.

         8.      Termination; Nondisclosure of Trade Secrets.

         In consideration of the grant by the Corporation of the options, the Optionee agrees as follows:

         (a) During the period that the Optionee is employed by the Corporation or one or more of its subsidiaries, the Optionee will devote his full business time and efforts in keeping with his training and abilities to the service of the Corporation or one or more of its subsidiaries. Except as provided in Section 7 hereof, any termination of the Optionee's employment during such period that is a result of (i) any regulatory agency with jurisdiction requiring the Corporation to terminate the Optionee's employment,
(ii) any bonding or insurance company refusing to issue a fidelity bond on the Optionee which is unrelated to such insurer or bonding companys inability or refusal to insure or bond the Corporation or its employee's generally, or (iii) any indictment and conviction under any bank or bank holding company statute or regulation which is a felony and which is punishable by a fine of not less than $5,000 and one year in jail or any theft of Corporation property, shall be deemed to be a violation of this Agreement, and any option, to the extent not previously exercised, shall terminate.

         (b) The Optionee recognizes and acknowledges that he will have access to certain trade secrets and confidential information (individually and collectively "Trade Secrets") of the Corporation and entities affiliated with the Corporation and that such information constitutes valuable, special and unique property of the Corporation and such other entities. The Optionee





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will not disclose or directly or indirectly utilize in any manner such Trade
Secrets for the benefit of anyone other than the Corporation during the period from the date of grant of this option through the date this option has been exercised in full or has expired, and for a period of two (2) years after the later of such exercise or expiration or termination of his employment. To the extent any Trade Secrets are required to be disclosed under applicable law or to any governmental authority, the Optionee shall use his best efforts to protect and preserve their confidentiality and prevent their further disclosure or dissemination. In the event of a breach or threatened breach by the Optionee of the provisions of this Section 8(b), the Corporation or the employing corporation shall be entitled to an injunction restraining the Optionee from disclosing, in whole or in part, such Trade Secrets. Nothing herein shall be construed as limiting or prohibiting the Corporation or the employing corporation from pursuing any legal, equitable or other remedies available to it for such breach or threatened breach, including the recovery of damages from the Optionee.

         9.      Right of First Refusal.

         In addition to the restrictions set forth in Section 5 hereof, the Optionee may not sell all or any portion of his shares purchased pursuant to this option unless the Optionee has first (1) given written notice to the Corporation of his intention to sell all or a portion of such shares (the "Subject Shares") and (ii) offered to sell the Subject Shares to the Corporation or its designated affiliate at a price not greater, and on terms and conditions not less favorable to the purchaser, than specified in a bona fide written offer received by the Optionee from a third party. Within 30 days after such notice is given by the Optionee or any longer period of time necessary to obtain regulatory approvals, the Corporation or its designated affiliate may elect to purchase the Subject Shares form the Optionee at the price and upon the terms and conditions set forth in the Optionee's offer. If the Corporation or its designated affiliate does not give the Optionee notice of its election to purchase the Subject Shares within such period, the Optionee, at any time within 30 days after the end of such period may, subject to the provisions set forth in Section 5 hereof, sell the Subject Shares to the person and for a purchase price not less, and on terms and conditions not more favorable to the purchaser, than specified in such third party offer.





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         10.     Plan to Control

         The Plan is annexed hereto and is incorporated into this Agreement by this reference. Any question of interpretation or application of the Plan or this Agreement shall be resolved by the Board, and its determination shall be final and binding on the Corporation and the Optionee. In the event of any conflict between the provisions of the Plan and of this Agreement, the Plan shall control.

         11.     Notices.

         All notices hereunder shall be in writing, and if to the Corporation, shall be delivered personally to the President or mailed to the Corporation's principal office at P. O. Box 1000, Blountsville, Alabama 35031, addressed to the attention of the President, and if to the Optionee, shall be delivered personally or mailed to him at the address noted below. Such addresses may be changed at any time by notice from one party to the other.

         12.     Acknowledgment and Withholding.

         The Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he is familiar with the terms and provisions thereof. The Optionee hereby accepts the option covered by this Agreement subject to all the terms and provisions of the Plan. As a condition to the issuance of shares of Common Stock of the Corporation under this Agreement, the Optionee authorizes the Corporation and the employing corporation to withhold in accordance with applicable law from any regular cash compensation payable to him any taxes required to be withheld by the Corporation or the employing corporation under Federal, state, or local law as a result of this exercise of the option covered by this Agreement.





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         13.     Binding Effect and Governing Law.

         This Agreement shall bind and inure to the benefit of the parties hereto, the successors and assigns of the Corporation and the persons to whom the rights of the Optionee are transferred by will or the laws of descent and distribution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Alabama.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            COMMUNITY BANCSHARES, INC.

                                            By
                                              ----------------------------
                                              Its:


                                            OPTIONEE

                                            ------------------------------

                                            Bishop K. Walker, Jr.
                                            362 Highlands
                                            Union Grove, Alabama  35175